Exhibit 99.2

UMH PROPERTIES, INC. THIRD QUARTER 2026 OPERATIONS UPDATE

FREEHOLD, NJ, October 1, 2026 …… UMH Properties, Inc. (NYSE: UMH; TASE: UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, is providing investors with the following update on our third quarter 2026 operating results:

1.	We increased total rental and related income by 9.3% and same store rental and related income by 8.7% for October 2026 compared to October 2025.

2.	We increased gross home sales income by 28% during the quarter compared to the same period last year, increasing sales from $10.0 million to $12.8 million.

3.	During the quarter, we rented 202 new rental homes. Net rental home occupancy increased by 72 units. UMH now owns approximately 11,400 rental homes with an occupancy rate of 95%.

4.	Same property occupancy increased 355 units from January 1st of this year and 418 units over last year. During the quarter, occupancy increased by 69 units. Community occupancy was 88% and same property occupancy was 89%.

Samuel A. Landy, President and CEO of UMH Properties, Inc., stated “Our gross sales continue to grow and broke the quarterly sales record set in the second quarter of this year. Sales for the quarter were $12.8 million as compared to $10.0 million last year representing an increase of approximately 28%. Our sales pipeline remains strong and we anticipate this performance to continue into the fourth quarter. On the rental front, we installed and rented 202 homes in the third quarter and we have installed and rented 560 homes so far this year. These new rental homes have allowed us to increase occupancy and revenue while improving the overall quality of our communities. Our rent collections remain in line with historical norms.

“Real Estate Investment Trusts (REITs) were granted special tax treatment by Congress so that everyday people could pool money to create real estate secured income. UMH has achieved that goal for 58 consecutive years. At this moment, we are especially excited about our opportunity to grow income for our shareholders due to:

1.	The Road to Housing Act creating:

a.	Two story homes.
b.	Removal of the chassis allowing us to set homes closer to the ground.
c.	Encouraging low dollar amount loans, including Title One 3% down payment loans.

2.	Amendment to the opportunity zone tax laws which will allow us to build and rehabilitate more communities with capital coming from a UMH OZ Fund and management fee income coming to UMH, as the OZ Fund’s manager. This can convert community development and redevelopment from short-term losses to short-term gains and become a long-term driver of fee income and ultimately enhance our acquisition pipeline.

There has never been a more exciting time to be in the business of operating manufactured housing communities, building and expanding communities, selling manufactured homes, renting homes, brokering home sales, selling insurance and financing home sales. We look forward to reporting our full third quarter results on November 2, 2026.”

It should be noted that the financial information set forth above reflects our preliminary estimates with respect to such information, based on information currently available to management, and may vary from our actual financial results as of and for the third quarter ended September 30, 2026. UMH’s final third quarter results will be released on Monday, November 2, 2026, after the close of trading on the New York Stock Exchange and will be available on the Company’s website at www.umh.reit, in the Financials section. Senior management will discuss the results, current market conditions and future outlook on Tuesday, November 3, 2026, at 10:00 a.m. Eastern Time.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 145 manufactured home communities, containing approximately 27,300 developed homesites, of which 11,400 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint ventures with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Nelli Madden

732-577-4062